       1                                   Exhibit 99


AT&T Sets Final Stock Distribution Ratio of Lucent
Technologies


FOR RELEASE:  Wednesday, September 18, 1996

     NEW YORK -- AT&T today announced that the final distribution of the shares in Lucent Technologies Inc., scheduled for September 30, will be on the basis of .324084 of a share of Lucent for each AT&T share outstanding. Last evening, AT&T had 1,618,791,701 shares outstanding.

     In July, the AT&T board of directors declared a special stock dividend to AT&T shareowners of record on September 17,1996. The special dividend is the distribution of the 524,624,894 shares of common stock in Lucent Technologies currently held by AT&T. The distribution will finalize the spinoff of Lucent Technologies from AT&T.

     The distribution will result in AT&T shareowners receiving approximately 82.4 percent of the outstanding shares of Lucent Technologies common stock. The other 17.6 percent of the outstanding shares of Lucent Technologies was sold to the public in April.

     Shareowners will receive stock certificates for whole shares and cash payments for fractional shares. As previously announced, AT&T has received a ruling from the Internal Revenue Service that the dividend to shareowners qualifies as tax-free for federal income tax purposes, except to the extent that cash is received instead of fractional shares. The distribution remains subject to the conditions set forth in the spinoff agreement previously entered into between AT&T and Lucent Technologies.


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